As filed with the Securities and Exchange Commission on August 26, 2008

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANNER CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1691604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 S. First Avenue Walla Walla, Washington 99362 (509) 527-3636
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert H. Marshall Vice President Banner Corporation 10 S. First Avenue Walla Walla, Washington 99362 (509) 526-8894
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  [    ]                                                                           Accelerated Filer  [X]

Non-accelerated filer  [     ]                                                                           Smaller reporting company  [   ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	3,000,000(1)	$10.28(2)	$30,840,000	$1,212

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.
(2)	Estimated in accordance with Rule 457(c), calculated on the basis of $10.28 per share, the average of the high and low share prices of the Registrant’s common stock on the Nasdaq Global Select Market on August 21, 2008.

Pursuant to Rule 429, the prospectus included in this Registration Statement is combined with the prospectus relating to shares of common stock registered on Form S-3 Registration Statement No. 333-147946 previously filed by the registrant. Upon its effectiveness, this Registration Statement will constitute Post-Effective Amendment No. 1 to such previously filed registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BANNER CORPORATION
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE AND SALE PLAN

3,000,000 Shares of Common Stock, Par Value $.01 Per Share

We are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase and Sale Plan.  This prospectus describes and constitutes the Plan.  Please read this prospectus carefully and keep it for future reference.  Participation in this Plan is entirely voluntary and you can discontinue your participation at any time. Details of the Plan, including information on Computershare Trust Company, N.A., the Plan Administrator, are provided in this prospectus.

PLAN HIGHLIGHTS

•
If you are an existing shareholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of common stock and by making optional cash payments of not less than $50 and up to a maximum of $40,000 per month.  We may permit optional cash payments in excess of this maximum in some instances.

•	You may participate in the Plan regardless of whether you hold your shares directly, or they are held by a bank, broker or other nominee.

•
If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $40,000.  We may permit initial investments in excess of this maximum in some instances.

•	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

•
We may offer discounts ranging from 0% to 5% on dividend reinvestments and optional and initial cash investments.  At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol BANR.  The last reported sales price of our common stock on August 21, 2008 was $10.28.  Our executive offices are located at 10 S. First Avenue, Walla Walla, Washington 99362.  You can also contact us by telephone at 1-509-527-3636, or through our website at www.bannerbank.com.  The information on our website is not part of this prospectus.  Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Banner Corporation and its subsidiaries.

Investing in our shares of common stock involves risks.  You should consider certain risk factors before enrolling in the Plan.  See "Risk Factors" beginning on page 2 of this prospectus and the documents incorporated herein by reference for more information.  We suggest you retain this prospectus for future reference.

Shares of our common stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2008.

TABLE OF CONTENTS

i

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.  We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.  No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful.  The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain certain “forward-looking statements” concerning the future operations of Banner Corporation.  Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing Banner Corporation of the protections of such safe harbor with respect to all “forward-looking statements” contained herein and in the documents incorporated by reference.  We have used “forward-looking statements” to describe future plans and strategies, including our expectations of Banner Corporation’s future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve and our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; fluctuations in agricultural commodity prices, crop yields and weather conditions; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize any anticipated revenue synergies and cost savings therefrom and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents and in our other filings with the Securities and Exchange Commission or “SEC.”

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. Such developments could have a material adverse impact on our financial condition and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ii

OUR BUSINESS

Banner Corporation is a bank holding company incorporated in the State of Washington. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiaries, Banner Bank and, subsequent to May 1, 2007, Islanders Bank.  Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of June 30, 2008, its 83 branch offices and 12 loan production offices located in 29 counties in Washington, Oregon and Idaho.  Islanders Bank is also a Washington-chartered commercial bank that we acquired in May 2007 and that conducts business from three locations in San Juan County, Washington.  Banner Corporation is subject to regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”).  Banner Bank and Islanders Bank are subject to regulation by the Washington State Department of Financial Institutions, Division of Banks and the Federal Insurance Deposit Corporation (“FDIC”).  The primary source of liquidity for us is dividend payments from Banner Bank and to a substantially lesser extent dividend payments from Islanders Bank.  Banner Bank and Islanders Bank are subject to certain legal restrictions on their ability to pay dividends or make loans or advances to us.  For information about these restrictions, please see “Risk Factors – There are regulatory and contractual limitations that may limit or prevent us from paying dividends on the common stock and we may limit or eliminate our dividends to shareholders” and “Item 1. Business-Regulation” and note 21 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and is available as described under “Where You Can Find More Information.”

As of June 30, 2008, we had total consolidated assets of $4.6 billion, total loans of $3.9 billion, total deposits of $3.8 billion and total stockholders’ equity of $381 million.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas.  Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located in the San Juan Islands in the State of Washington.  Our primary business is that of a traditional financial institution, accepting deposits and originating loans in locations surrounding our offices in portions of Washington, Oregon and Idaho.  Banner Bank is also an active participant in the secondary residential mortgage market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans.  Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans.  A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “BANR.”  Our principal executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362-0265.  Our telephone number is (509) 527-3636.

For additional information about our business, see our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and the other documents we file with the Securities and Exchange Commission, which are incorporated into this Registration Statement by reference.  See “Where You Can Find More Information” on page 25.

RISK FACTORS

An investment in our common stock is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference, before deciding whether this investment is suited to your particular circumstances.  The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.  In addition, you should consult your own financial and legal advisors before making an investment.

Our business is subject to general economic risks that could adversely impact our results of operations and financial condition.

•	Changes in economic conditions, particularly a further economic slowdown in Washington, Oregon or Idaho, could hurt our business.

Our business is directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.  In 2007, the housing and real estate sectors experienced an economic slowdown that has continued. Further deterioration in economic conditions, in particular within the Washington, Oregon or Idaho real estate markets, could result in the following consequences, among others, any of which could hurt our business materially:

o	loan delinquencies may increase;
o	problem assets and foreclosures may increase;
o	demand for our products and services may decline; and
o	collateral for loans made by us, especially real estate, may decline in value, in turn reducing a customer’s borrowing power and reducing the value of assets and collateral securing our loans.

•	Downturns in the Washington, Oregon or Idaho real estate markets could hurt our business.

Our business activities and credit exposure are primarily concentrated in parts of Washington, Oregon and Idaho.  While we do not have any sub-prime loans, our construction and land loan portfolios, our commercial and multifamily loan portfolios and certain of our other loans have been affected by the downturn in the residential real estate market.   Substantially all of our loan portfolio consisted of loans secured by real estate located in Washington, Oregon or Idaho.  If real estate values continue to decline, especially in Washington, Oregon or Idaho, the collateral for our loans will provide less security.  As a result, our ability to recover on defaulted loans by selling the underlying real estate will be diminished, and we would be more likely to suffer losses on defaulted loans.  The events and conditions described in this risk factor could therefore have a material adverse effect on our business, results of operations and financial condition.

•	We may suffer losses in our loan portfolio despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices.   Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

Recent negative developments in the financial industry and credit markets may continue to adversely impact our financial condition and results of operations.

Negative developments in the sub-prime mortgage market and the securitization markets for such loans, together with substantially increased oil prices and other factors, have resulted in uncertainty in the financial markets in general and a related general economic downturn.  Many lending institutions, including us, have experienced substantial declines in the performance of their loans, including construction and land loans, multifamily loans, commercial loans and consumer loans.  Moreover, competition among depository institutions for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many construction and land, commercial and multifamily and other commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. These conditions may have a material adverse effect on our financial condition and results of operations.  In addition, as a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of formal enforcement orders.  Negative developments in the financial industry and the impact of new legislation in response to those developments could restrict our business operations, including our ability to originate or sell loans, and adversely impact our results of operations and financial condition.

We may experience future goodwill impairment.

If our estimates of the fair value of our goodwill change as a result of changes in our business or other factors, we may determine that an impairment charge is necessary. Estimates of fair value are based on a complex model using, among other things, cash flows and company comparisons.  If our estimates of future cash flows or other components of our fair value calculations are inaccurate, the fair value of goodwill reflected in our financial statements could be inaccurate and we could be required to take asset impairment charges, which could have a material adverse effect on our results of operations and financial condition.

If our allowance for loan losses is not sufficient to cover actual loan losses or if we are required to increase our provision for loan losses, our results of operations and financial condition could be materially adversely affected.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and the loss and delinquency experience, and evaluate economic conditions.  If our assumptions are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses.  Material additions to the allowance or increases in our provision for loan losses could have a material adverse effect on our financial condition and results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs.  Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Furthermore, we may elect to increase our provision for loan losses in light of our assessment of economic conditions and other factors from time to time.  For example, as described below under “We may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations,” we increased our provision for loan losses during the first half of 2008, which adversely affected our results of operations.  We may elect to make further increases in our provision for loan losses in the future, particularly if economic conditions continue to deteriorate, which also could have a material adverse effect on our financial condition and results of operations.

We may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

As noted in our June 30, 2008 Quarterly Report on Form 10-Q, which is incorporated by reference herein and may be obtained as described under “Where You Can Find More Information,” we are experiencing increasing loan delinquencies and credit losses.  With the exception of residential construction and land development loans, non-performing loans and assets generally reflect unique operating difficulties for individual borrowers rather than weakness in the overall economy of the Pacific Northwest.  However, slower sales and excess inventory in certain housing markets have been the primary cause of the increase in delinquencies for residential construction and land development loans, which represent approximately 81% of our non-performing assets. Further, our portfolio is concentrated in construction and land loans and commercial and multi-family loans, all of which have a higher risk of loss than residential mortgage loans.  See “Our loan portfolio is concentrated in loans with a higher risk of loss” below.  If current trends in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses.  Moreover, if a recession occurs we expect that it would negatively impact economic conditions in our market areas and that we could experience significantly higher delinquencies and credit losses.  As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington, Oregon or Idaho markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

The maturity and repricing characteristics of our assets and liabilities are mismatched and subject us to interest rate risk which could adversely affect our results of operations and financial condition.

Our financial condition and results of operations are influenced significantly by general economic conditions, including the absolute level of interest rates, as well as changes in interest rates and the slope of the yield curve.  Our ability to operate profitably is dependent to a large extent on our net interest income, which is the difference between the interest received from our interest-earning assets and the interest expense incurred on our interest-bearing liabilities.  Significant changes in market interest rates or errors or misjudgments in our interest rate risk management procedures could have a material adverse effect on our results of operations and financial condition.  We currently believe that declining interest rates will adversely affect our results of operations.

Our activities, like other financial institutions, inherently involve the assumption of interest rate risk.  Interest rate risk is the risk that changes in market interest rates will have an adverse impact on our financial condition and results of operations.  Interest rate risk is determined by the maturity and repricing characteristics of our assets, liabilities and off-balance-sheet contracts.  Interest rate risk is measured by the variability of financial performance and economic value resulting from changes in interest rates.  Interest rate risk is the primary market risk affecting our financial performance.

We believe that the greatest source of interest rate risk to us results from the mismatch of maturities or repricing intervals for our rate sensitive assets, liabilities and off-balance-sheet contracts.  This mismatch, or “gap,” is generally characterized by a substantially shorter maturity structure for interest-bearing liabilities than interest-earning assets, although our floating-rate assets tend to be more immediately responsive to changes in market rates than most funding liabilities.  Additional interest rate risk results from mismatched repricing indices and formulae (basis risk and yield curve risk), and product caps and floors and early repayment or withdrawal provisions (option risk), which may be contractual or market driven, that are generally more favorable to customers than to us.

Our primary monitoring tool for assessing interest rate risk is asset/liability simulation modeling, which is designed to capture the dynamics of balance sheet, interest rate and spread movements and to quantify variations in net interest income and net market value of equity resulting from those movements under different rate environments.  We update and prepare our simulation modeling at least quarterly for review by senior management and our directors.  Nonetheless, the interest rate sensitivity of our net interest income and net market value of our equity could vary substantially if different assumptions were used or if actual experience differs from the assumptions used and, as a result, our interest rate risk management strategies may prove to be inadequate.

Our loan portfolio is concentrated in loans with a higher risk of loss.

We originate construction and land loans, commercial and multifamily mortgage loans, commercial business loans, consumer loans, agricultural mortgage loans and agricultural loans as well as residential mortgage loans primarily within our market areas.  Generally, these types of loans, other than the residential mortgage loans, have a higher risk of loss than the residential mortgage loans.  These loans have greater credit risk than residential real estate loans for a number of reasons, including those described below:

•
Construction and Land Loans.  This type of lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project.  If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project.  If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment.  In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences.  Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  These risks can be significantly impacted by supply and demand conditions.  As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor themselves to repay principal and interest.  During the years ended December 31, 2006 and 2005, we significantly increased our origination of construction and land loans.  While new construction loan originations decreased by approximately 35% in 2007 and have further decreased during the first six months of 2008, we continue to have a significant investment in construction and land loan balances.  Most of our construction loans are for the construction of single family residences.

•
Commercial and Multifamily Mortgage Loans.  These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions.  Commercial and multifamily mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate.  In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity.  Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

•
Commercial Business Loans.  Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value.  Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.  Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

•
Agricultural Loans.  Repayment of agricultural loans is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers.  These factors include weather, commodity prices and interest rates, among others.  Collateral securing these loans may be difficult to evaluate, manage or liquidate and may not provide an adequate source of repayment.

•
Consumer Loans.  Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss.  In addition, consumer loan collections are dependent on the borrower’s financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

We may face risks with respect to our recent acquisitions and future expansion.

We completed three bank acquisitions in 2007 and may acquire other financial institutions or parts of those institutions in the future.  We also plan to continue to engage in additional de novo branch expansion although at a slower pace than previously.  We may also consider and enter into new lines of business or offer new products or services.  Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•
the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to acquire other companies, businesses or assets in the future and we can give no assurance that the results of any such acquisition will meet our expectations or enhance our results of operations.  We may also incur substantial expenses integrating the operations of any acquired company, business or assets with our existing operations.  In that regard, Islanders Bank, which we acquired in 2007, is currently utilizing the same accounting and financial systems that it had in place prior to the time of the acquisition, and while we have no current plans or immediate timetable, we likely will incur expenses, which could be substantial, to migrate Islanders Bank to our accounting and financial systems at some future date.  Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock, in connection with future acquisitions, which could cause ownership and economic dilution to holders of our common stock.  There is no assurance that, following any future mergers or acquisition, our integration efforts will be successful or that, after giving effect to the acquisition, our results of operations will be comparable to or better than, or will not be worse than, our historical results of operations.

There is no assurance that the change in the mix of our assets and liabilities will benefit our operating results.

In addition to lending and deposit gathering activities, we previously emphasized investments in government agency and mortgage-backed securities, funded with wholesale borrowings. This policy was designed to enhance our operating results by allowing asset growth with relatively low associated overhead expense, although these securities generally have lower yields than loans, resulting in a lower interest rate spread and lower interest income.  In recent years, we have pursued a strategy to change the mix of our assets and liabilities to have proportionately more loans and fewer securities and more customer deposits, particularly transaction and savings deposits, and fewer borrowings.  Our implementation of this strategy has included significant loan and deposit growth and was accelerated by a series of balance-sheet restructuring transactions which we executed in the fourth quarter of 2005.  While the objective of this strategy, including the balance-sheet restructuring, is to improve our results of operations in future periods through an enhanced net interest margin, there is no assurance that this strategy will succeed.

If we are not able to achieve profitability on new branches it will negatively affect our results of operations.

We have expanded our presence throughout our market area, and although the pace of our de novo branch expansion has slowed considerably, we intend to pursue further expansion by opening additional new branches. The success of our expansion strategy will depend on whether the revenue that we generate from the new branches will exceed the increased expenses resulting from operating these branches.  Largely as a result of this de novo branching strategy, our operating expenses have increased significantly, adversely affecting our operating efficiency.  As a result, our efficiency ratio, which is the ratio of non-interest expense to net interest income and other income, is higher than many of our competitor institutions.  We expect that it may take a period of time before certain of these branches can become profitable, especially in areas in which we do not have an established presence, and it is possible that some of these branches may not achieve profitability.  As a result, the expense of operating these branches may negatively affect our results of operations.

If external funds were not available, this could adversely impact our growth and prospects.

We rely on deposits and advances from the Federal Home Loan Bank (“FHLB”) of Seattle and other borrowings to fund our operations.  Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB of Seattle or market conditions were to change.  Although we consider such sources of funds adequate for our liquidity needs, there can be no assurance in this regard and we may be compelled or elect to seek additional sources of financing in the future.  Likewise, we may seek additional debt in the future to achieve our long-term business objectives, in connection with future acquisitions or for other reasons.  There can be no assurance additional borrowings, if sought, would be available to us or, if available, would be on favorable terms.  If additional financing sources are unavailable or not available on reasonable terms, our financial condition, results of operations and future prospects could be materially adversely affected.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect to raise additional capital.  In that regard, a number of financial institutions have recently raised considerable amounts of capital as a result of a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors.  Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Strong competition within our market areas may limit our growth and adversely affect our operating results.

Competition in the banking and financial services industry is intense.  We compete in our market areas with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.  Some of these competitors have substantially greater resources and lending limits than we do, have greater name recognition and market presence that benefit them in attracting business and deposits, and offer certain services that we do not or cannot provide.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Our results of operations depend upon our continued ability to successfully compete in our market areas.  The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase or maintain our interest-earning assets, deposit funding base and non-interest revenues.

The loss of key members of our senior management team could adversely affect our business.

We believe that our success depends largely on the efforts and abilities of our senior management and that their experience and industry contacts significantly benefit us.  The competition for qualified personnel in the financial services industry is intense, and the loss of any of our key personnel or an inability to continue to attract, retain and motivate key personnel could have a material adverse effect on our business.

We are subject to extensive government regulation and supervision.

We are subject to extensive federal and state regulation and supervision, primarily through Banner Bank and Islanders Bank and certain non-bank subsidiaries.  Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, and not holders of our common stock.  These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things.  Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways.  Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.  Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations.  While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.  In addition, we may be subject to new legislation in response to negative developments in the financial industry and the economy as described under “Recent negative developments in the financial industry and credit markets may continue to adversely impact our financial condition and results of operations,” which also could have a material adverse effect on our results of operations and financial condition.

In addition, we are subject to government regulations that could limit or prevent us from paying dividends on our common stock, including those described under “There are regulatory and contractual limitations that may limit or prevent us from paying dividends on the common stock and we may limit or eliminate our dividends to shareholders."

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The FDIC, the Federal Reserve and the Office of the Comptroller of the Currency, have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending.  Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land development and other land and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital.  The guidance also provides that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing.  We have concluded that we have a concentration in commercial real estate lending under the foregoing standards.  While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance which could result in additional costs to us.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in our financial reporting, which could materially adversely affect our business, the trading price of our common stock and our ability to attract additional deposits.

In connection with the enactment of the Sarbanes-Oxley Act of 2002 (“Act”) and the implementation of the rules and regulations promulgated by the SEC, we document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Act.  This requires us to prepare an annual management report on our internal control over financial reporting, including among other matters, management’s assessment of the effectiveness of internal control over financial reporting and an attestation report by our independent auditors addressing these assessments.  If we fail to identify and correct any deficiencies in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential shareholders and depositors could lose confidence in our internal controls and financial reporting, which could materially adversely affect our business, financial condition and results of operations, the trading price of our common stock and our ability to attract additional deposits.  In that regard, we acquired Islanders Bank in 2007 and did not fully integrate Islanders Bank into our internal control assessment and reporting for the year ended December 31, 2007.  We will need to successfully complete this integration in order for our management to issue its report on our internal control over financial reporting for 2008 and our independent auditors to issue their related assessment report.

We rely on dividends from subsidiaries for substantially all of our revenue.

As described below in the first risk factor under “Risks Relating to the Offering,” Banner Corporation receives substantially all of its revenue as dividends from its subsidiaries.  Various federal and/or state laws and regulations limit the amount of dividends that Banner Bank, Islanders Bank and certain non-bank subsidiaries may pay to Banner Corporation.  In the event the Banks are unable to pay dividends to Banner Corporation, Banner Corporation may not be able to service its debt, pay its other obligations or pay dividends on our common stock.  Accordingly, the inability to receive dividends from the Banks could also have a material adverse effect on our business, financial condition and results of operations.

There are regulatory and contractual limitations that may limit or prevent us from paying dividends on the common stock and we may limit or eliminate our dividends to shareholders.

As a Washington corporation, under Washington law we are subject to restrictions on the payment of dividends.  In addition, as a bank holding company, Banner Corporation’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. Banner Corporation is an entity separate and distinct from its principal subsidiaries, Banner Bank and Islanders Bank, and derives substantially all of its revenue in the form of dividends from those subsidiaries.  Accordingly, Banner Corporation is and will be dependent upon dividends from Banner Bank and Islanders Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common stock.  Banner Bank’s and Islanders Bank’s ability to pay dividends is subject to their ability to earn net income and to meet certain regulatory requirements.  In the event the Banks are unable to pay dividends to Banner Corporation, it may not be able to service its debt, pay its obligations or pay dividends on Banner Corporation’s common stock.  See “Regulations –Dividends” and Note 21 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.  Also, Banner Corporation’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  This includes claims under the liquidation account maintained for the benefit of certain eligible deposit account holders of Banner Bank established in connection with Banner Bank’s conversion from the mutual to the stock form of ownership.

Banner Corporation is also subject to certain contractual restrictions that could prohibit it from declaring or paying dividends or making liquidation payments on its common stock.  See “If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock” below.

Our board of directors regularly reviews our dividend policy in light of current economic conditions for financial institutions as well as our capital needs.  On a quarterly basis, the board of directors determines whether a dividend will be paid and in what amount.  No assurance can be given concerning dividend payments in future periods.

If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

We have issued a significant amount of junior subordinated debentures issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts. We have also guaranteed those trust preferred securities. There are currently six separate series of these junior subordinated debentures outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the common stock offered hereby) at any time when (i) there shall have occurred and be continuing an event of default under such indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under such indenture; or (ii) we are in default with respect to payment of any obligations under such guarantee; or (iii) we have deferred payment of interest on the junior subordinated debentures outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debentures of each series from time to time for up to five years.

Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debentures outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debentures when due, our failure to comply with certain covenants under such indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or, in the case of certain of these indentures, any of our “significant subsidiaries” (as defined) that is a depository institution.

As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debentures, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the common stock offered hereby, from repurchasing or otherwise acquiring any such common stock, and from making any payments to holders of common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock.  Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debentures in the future with terms similar to those of our existing junior subordinated debentures or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the common stock when you want or at prices you find attractive.

We cannot predict how the shares of our common stock will trade in the future. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the Nasdaq Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

The issuance of additional common stock or preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional common stock, as well as classes or series of preferred stock, without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

The federal banking laws limit the ownership of our common stock.

Because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership).  Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the common stock.

The voting limitation provision in our articles of incorporation could limit your voting rights as a holder of our common stock.

Our articles of incorporation provide that, subject to certain limited exceptions, if any person or group acting in concert acquires beneficial ownership of more than 10% of any class of our equity securities (which would include our common stock) without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein), then with respect to each share of voting stock in excess of 10% of all shares of our voting stock, such person shall be entitled to cast only one-hundredth of one vote per share.  See “Description of Securities – Anti-takeover Effects – Restrictions on Voting Rights.”  This means that any person owning more than 10% of our common stock will have limited voting rights with respect to the shares owned in excess of 10% of the number of shares of outstanding common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our articles of incorporation and bylaws, the corporate law of the State of Washington and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock.   These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations with any person who owns 10% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our board of directors and for proposing matters that shareholders may act on at shareholder meetings, a requirement that only directors may fill a vacancy in our board of directors, supermajority voting requirements to remove any of our directors and the other provisions described under “Description of SecuritiesÄAnti-Takeover Effects.”  In addition, we are subject to Washington laws, including one that prohibits us from engaging in a significant business combination with any shareholder who acquires 10% or more of our voting stock for a period of five years from the date of that acquisition unless certain conditions are met. Additionally, our articles of incorporation authorize our board of directors to issue preferred stock as described under “The issuance of additional common stock or preferred stock could adversely affect holders of our common stock, which may negatively impact your investment," and preferred stock could be issued as a defensive measure in response to a takeover proposal.  These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.  These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Plan Administrator administers the Plan.  If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold.  The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

Future dividends and a return on your investment are not guaranteed.

This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements, government regulations and other factors.  We cannot assure you a profit, or protect you against losses, on shares purchased pursuant to the Plan.  The market price of common stock can fluctuate substantially, as described under “The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the common stock when you want or at prices you find attractive.”  You must accept the risks as well as the benefits of the Plan.

THE PLAN

What is the Plan?

Our Dividend Reinvestment and Direct Stock Purchase and Sale Plan enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock.  Participants can purchase our common stock with optional cash investments and cash dividends.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time.  The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount.  The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit.  We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

What features does the Plan offer?

Initial investment.  If you are not an existing shareholder, you can make an initial investment in our common stock, starting with as little as $250 and up to a maximum of $40,000.  See “How do I purchase shares if I am not currently a Banner shareholder?” below for more information.

Optional monthly cash investments.  Once you are a shareholder, you can buy our common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions.  You can increase your holdings of our common stock through optional cash investments of $50 or more, up to a maximum of $40,000 per month.  You can make optional cash investments by check or electronically with deductions from your personal bank account.  If you wish to make optional cash investments in excess of $40,000 in any month or an initial investment in excess of $40,000, see “How do I make cash investments in excess of $40,000?” below for more information.

Automatic dividend reinvestment.  You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends.  You will also be credited with dividends on fractions of shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends on your shares.  You can receive dividends electronically or by check.  See “How do I purchase additional shares if I am already a Banner shareholder?” below for more information.

Share safekeeping.  You can deposit your stock certificate(s) representing shares of our common stock for safekeeping with the Plan Administrator.  See “What is safekeeping of certificates and how do I submit my certificates?” below for more information.

Automated transactions.  Unless you are participating through your bank, broker or nominee, you can execute many of your Plan transactions online via the Plan Administrator’s website at www.computershare.com.  The information on the Plan Administrator’s website is not part of this prospectus.  See instructions below describing how to purchase and sell shares for more information.  Refer to “What are the fees associated with participation?” below for details on fees charged for these transactions and services.

Who is the Plan Administrator and what does the Plan Administrator do?

Computershare Trust Company, N.A.  (“Computershare”) currently is the Plan Administrator, registered transfer agent, and designated agent for each participating shareholder. Computershare, as Plan Administrator, administers the Plan, purchases and holds shares acquired for you under the Plan, keeps records, sends statements of account activity and performs other duties related to the Plan.  The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares.  Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, in either case as your agent.  In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.  The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after purchase or sale of shares.  Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

How do I contact the Plan Administrator?

Unless you are participating in the Plan through your bank, broker or nominee, if you have questions regarding the Plan, please write to the Plan Administrator at the following address:

Banner Corporation
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

or call the Plan Administrator at 1-800-697-8924 within the United States and Canada or 1-312-360-5219 outside the United States and Canada.  Include your name, address, daytime telephone number, account number and reference Banner on all correspondence.  All transaction requests should be directed to the Plan Administrator at P.O. Box 43078, Providence, RI 02940-3078.

In addition, you may visit the Plan Administrator’s website at www.computershare.com.  At this website, you can enroll in the Plan, obtain information and perform certain transactions for your Plan account (unless you are participating in the Plan through your bank, broker or nominee) via the “Investor Centre” on the website.

If you participate in the Plan through your bank, broker or nominee, you must contact your bank, broker or nominee for all information regarding the Plan and all Plan transactions.

Are there fees associated with participation in the Plan?

Yes. The following fees apply to your participation in the Plan:

	Fees
	If Purchases Are Made Directly from Us	If Purchases Are Made in the Open Market
Enrollment fee for new investors	None	None
Service fee for optional cash investments made via check or Internet payment	$5.00	$5.00
Service fee for optional cash investments made via recurring automatic monthly investment	None	None
Service fee for dividend reinvestment	None	None
Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.12 per share
Fee for safekeeping	None	None
Service fee for a batch order sale of shares (partial or full)	$15.00	$15.00
Service fee for a market order sale of shares (partial or full)	$25.00	$25.00
Service fee for sale of a fractional share at termination or withdrawal	Up to $15.00	Up to $15.00
Processing fee for sale of shares	$0.12 per share	$0.12 per share
Returned check or failed electronic payment fee	$25.00	$25.00

Thus for example, if 20 shares were acquired by the Plan Administrator on your behalf in the open market, you would pay the Plan Administrator $7.40 for the transaction consisting of a check payment service fee of $5.00 and a per share commission of $0.12 per share.

We can change the fee structure of the Plan at any time.  We will give you notice of any fee changes prior to the changes becoming effective.

How do I purchase shares if I am not currently a Banner shareholder?

To make an investment online, log on to www.computershare.com, click “Investment Plans,” then select “All Plans” under “Quick Search.”  Select “Banner Corporation.”  Then select “Buy Now” and follow the enrollment wizard, which will guide you through the simple investment process.  You will be prompted to provide your banking account number and ABA routing number to allow for the direct debit of funds from your savings or checking account.  You will receive an email confirming receipt of your transaction as soon as you complete the investment process, as well as a subsequent statement in the mail confirming the number of shares purchased and their price.

To invest by mail, simply fill out an Initial Enrollment Form, which can be obtained by calling the Plan Administrator at 1-800-697-8924, and enclose a check (minimum $250) made payable to “Computershare” for the value of your investment.  The Initial Enrollment Form may also be downloaded from the Plan Administrator’s website (www.computershare.com) and mailed to the Plan Administrator.

Your cash payment, less applicable service charges and commissions, will be used to purchase shares for your account.  Both full and fractional shares up to six decimal places (if applicable) will be credited to your Plan account.  The Plan Administrator will commingle net dividend funds (if applicable) with cash payments from all participants to purchase shares either directly from Banner or on the open market.

You may also purchase your initial shares by authorizing the Plan Administrator, on the Direct Debit Authorization Form or through the Plan Administrator’s website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account if at least $50 a month for five consecutive months.  Funds will be withdrawn from your bank account, via electronic funds transfer, or EFT, on the fourth day of each month (or the next business day if the fourth is not a business day).  To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.  It is your responsibility to notify the Plan Administrator if your direct debit information changes.

How do I make optional cash investments of $40,000 or less if I am already a Banner shareholder?

If you are a registered holder (i.e., your shares of Banner common stock are registered in the stock transfer books of Banner in your name), to make an investment online, log on to www.computershare.com and select “Investor Centre” and follow the online instructions.   Optional cash investments may also be mailed to the Plan Administrator with the tear-off portion of your account statement or via detailed written instructions.

You may also authorize the Plan Administrator, on a Direct Debit Authorization Form or the Plan Administrator’s website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account.  Funds will be withdrawn from your bank account, via EFT, on the fourth day of each month (or the next business day if the fourth is not a business day).  To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.  It is your responsibility to notify the Plan Administrator if your direct debit information changes.

In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Plan Administrator to purchase Banner common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Plan Administrator’s order without your consent or approval, to satisfy the amount owing on the purchase.  The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator’s returned check or failed electronic payment fee of $25.00.  If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Plan Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without your further consent or authorization.  The Plan Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws.  Any sale for that purpose on a national securities market, such as the Nasdaq Global Select Market, will be considered to be commercially reasonable.  You grant the Plan Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

If you are a beneficial owner (i.e., you are a beneficial owner of Banner shares that are registered in a name other than your own, such as a bank, broker or other nominee) and wish to purchase additional Banner shares, you must either become a registered holder by having your shares transferred into your own name and following the instructions above, or you must instruct your bank, broker or other nominee to invest on your behalf.

How do I make cash investments in excess of $40,000?

If you want to make optional cash investments in excess of $40,000 in any month or an initial investment in excess of $40,000, you must receive our written approval.  To obtain our written approval, you must submit a request for waiver form.  You can obtain a request for waiver form by contacting Banner directly by calling us at 1-509-526-8894.  We have the sole discretion to approve or refuse any request to make an optional cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional cash investment or initial investment.

If we approve your request for waiver, the Plan Administrator will notify you promptly.  In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the shareholder submitting the request;

•	the extent and nature of the shareholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the shareholder;

•
the aggregate number of optional monthly cash investments and initial investments in excess of $40,000 for which requests for waiver have been submitted by all existing shareholders and new investors; and

•	our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate.  We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

How do I enroll to have my cash dividends reinvested?

If you are the registered holder of shares, you may chose to reinvest all, a portion or none of the cash dividends paid on your shares reinvested under the Plan in additional shares by accessing your account online at www.computershare.com or by completing an enrollment form and returning it to the Plan Administrator.  You can change your dividend reinvestment election at any time by accessing the Plan Administrator’s website at www.computershare.com or by completing and signing a new enrollment form and returning it to the Plan

Administrator. For your new or changed participation to be effective for a particular dividend, your notification must be received on or before the record date for that dividend.

You must choose one of the following when completing the enrollment form:

(a) Full Dividend Reinvestment – If you select this option, the Plan Administrator will reinvest all cash dividends paid on all of the Banner shares registered in your name and you will be able to make optional cash payments for the purchase of additional shares in accordance with the Plan.

Or

(b) Partial Dividend Reinvestment – If you select this option, the Plan Administrator will pay you dividends in cash on the number of shares of Banner common stock that you specify in the appropriate space on the enrollment form and apply the balance of your dividends toward the purchase of additional shares in accordance with the Plan.  This option also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

Or

(c) Voluntary Cash Payments Only (No Dividend Reinvestment) – If you select this option, your dividends will not be reinvested.  Instead, you will receive payment by check or automatic deposit for all of your cash dividends.  This option also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

You may select any of the above investment options.  If no option is selected by you on the enrollment form which you return, you will be enrolled in the Full Dividend Reinvestment Option.  Regardless of your investment choice, all shares purchased for you through the Plan will be credited to your account by the Plan Administrator until you direct that these shares be sold or issued to you in certificate form.

If you are a beneficial owner of Banner shares, you must instruct your bank, broker or nominee regarding reinvestment of dividends.

Must I reinvest dividends?

No.  Dividend reinvestment is an option offered under the Plan.  When you enroll in the Plan by filling out the enrollment form, you may indicate whether you want cash dividends on your shares reinvested.  If you do not indicate a preference, however, all cash dividends on your Plan shares will be reinvested.

If you choose to receive cash dividends on some or all of your shares, your cash dividend can be deposited directly to your bank account.  If you are interested in this option, contact the Plan Administrator or your bank, broker or nominee, as appropriate, and request forms for Authorization for Electronic Direct Deposit.  Alternatively, if you are a registered holder, you may enroll to receive your cash dividends via direct deposit by accessing the Plan Administrator’s website at www.computershare.com.  Select “Investor Centre” and follow the online instructions.   If you elect to receive cash dividends, and do not enroll in the direct deposit option or do not enroll in the Plan at all, your dividend payments will continue to be sent, by check, to the address of record on the account.

What is the price I will pay for shares for reinvested dividends and cash investments under $40,000?

If we direct the Plan Administrator to purchase shares of common stock directly from us with respect to reinvested dividends or optional cash investments of $40,000 or less, the purchase price of shares of common stock purchased will be the average of the closing sales prices of the shares of common stock as reported on the Nasdaq Global Select Market for the five trading days immediately preceding the investment date, less the Plan discount, if any, then in effect.  A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market.  We may offer discounts ranging from 0% to 5%.  At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

If the Plan Administrator purchases shares of common stock in market transactions, then your share price will be the weighted average price of all shares purchased for that investment.  The share price is the same for all participants in a given investment (i.e., initial investors, current investors sending optional cash payments and participants reinvesting their dividends).

What is the investment date for reinvested dividends and cash investments under $40,000?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below.

Dividend Reinvestments.  If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order).  If the dividend payment date falls on a day that is not a Nasdaq Global Select Market trading day, then the investment will occur on the next trading day.  In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed.  If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.  The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Initial and Optional Cash Investments up to $40,000.  If the Plan Administrator acquires shares directly from us, then the Purchase Date for optional cash investments up to $40,000 will be on the tenth calendar day of each month, or the next trading day if the tenth day is not a trading day.  If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer.  Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

If you are investing by mail, the Plan Administrator must receive your physical check at least two business days prior to a Purchase Date.  Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date.  If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction.  The Plan Administrator will commingle all funds received from participants.  Once you have placed your order, you may not request a cash refund or otherwise change your order.  No interest will be paid on funds pending investment held by the Plan Administrator.

What is the price I will pay and what will be the investment date for cash investments of more than $40,000?

Shares of Banner common stock purchased pursuant to a request for waiver for optional cash investments of more than $40,000 will be acquired at a price to you equal to the average of the high and low sales prices, computed up to six decimal places, if necessary, of Banner’s common stock on the Nasdaq Global Select Market for each trading day during the pricing period.  The pricing period for optional investments made pursuant to an approved request for waiver will be the day or days set forth in the request for waiver, which may be the investment date or up to ten trading days prior to and including an investment date.  A request for waiver may specify one or more investment dates.  Shares purchased with optional cash investments of more than $40,000 pursuant to a request for waiver may be purchased at a discount from the purchase price and may be subject to a threshold price and will only be purchased directly from us, and not through open market transactions.

Unless we waive our right to do so, we may establish for any investment date a minimum price (the “threshold price”) for purchasing shares with optional cash investments made pursuant to written requests for waiver.  We will, at least two business days prior to the commencement of the pricing period for an investment date, determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator.  The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

The threshold price for optional cash investments made pursuant to written requests for waiver, if established for any investment date, will be a stated dollar amount that the average of the high and low sales prices of Banner’s common stock on the Nasdaq Global Select Market for each trading day of the relevant pricing period (not adjusted for discounts, if any) must equal or exceed.  If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from that pricing period and a pro rata portion of the participant’s cash will be returned, without interest.  Thus, for example, if an approved request for waiver specifies that the pricing period is one day (that is, the investment date) and the threshold price is not satisfied on that day, then no investment will be made and the participant’s cash will be returned in full.  Likewise, if the threshold price is not satisfied for two of the five trading days in a particular pricing period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three trading days when the threshold price is satisfied.  In such case, for each trading day on which the threshold price is not satisfied, one-fifth of the optional cash investment made by a participant pursuant to a request for waiver would be returned to such participant, without interest, as soon as practicable after the applicable investment date.  Similarly, a pro rata portion of the participant’s cash will be returned if there are fewer trading days prior to the investment date than are specified as the pricing period in the request for waiver or if no trades in Banner common stock are reported on the Nasdaq Global Select Market for a trading day during the pricing period, due to a market disruption or for any other reason.

We may elect to activate for any particular pricing period the pricing period extension feature, which will provide that the initial pricing period will be extended by the number of days during such period that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the Nasdaq Global Select Market, subject to a maximum of five trading days.  If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, then that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not reported.  For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will be included in the pricing period in lieu of the three days on which the threshold price was not met.  As a result, the purchase price will be based upon the ten trading days of the initial and extended pricing period on which the threshold price was satisfied and all of the cash investment will be invested (rather than 30% being returned).

The threshold price and pricing period extension concepts and return procedure discussed above apply only to optional cash investments made pursuant to written requests for waiver.  Setting a threshold price for an investment date shall not affect the setting of a threshold price for any subsequent investment date.

For any particular investment date, we may waive our right to set a threshold price for optional cash investments that exceed $40,000. Neither Banner nor the Plan Administrator shall be required to provide any written notice to participants as to the threshold price for any investment date.  Participants, however, may ascertain whether the threshold price applicable to an investment date pursuant to a request for waiver has been set or waived, as applicable, by telephoning Banner at 1-509-526-8894.

The purchase price will not be known until the purchase is completed.  Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase on the open market.

How do I keep track of the transactions in my account?

If you are a registered holder, the Plan Administrator will mail a year-to-date summary plan statement after each cash dividend.  In addition, a statement will be mailed to you after each purchase, which statement will include the number of shares purchased and the purchase price.  You may also view your transaction history online by logging into your account on the Plan Administrator’s website at www.computershare.com.  Details available online include share price, commission and fees paid, and transaction type and date.

If you are a beneficial owner, you must contact your bank, broker or nominee for information regarding transactions in your account.

What is safekeeping of certificates and how do I submit my certificates?

If you own shares of Banner common stock in stock certificate form, you may elect to deposit the shares represented by those stock certificates into your Plan account for safekeeping with the Plan Administrator.  The Plan Administrator will credit these shares to your Plan account.  You may later request issuance of a certificate from the Plan Administrator at any time.

To deposit shares with the Plan Administrator, send your stock certificates to the Plan Administrator at the address listed on page __.  We recommend that you send your certificates via registered mail and insured for 3% of the total value of the shares to protect against loss in transit.

How do I withdraw shares held in my Plan account?

You may request that the Plan Administrator issue a certificate for some or all of the shares held in your Plan account by doing any of the following:

•	Access the Plan Administrator’s website at www.computershare.com. Select “Investor Centre,” login to your account and then follow the online instructions;

•	Call 1-800-697-8924 to access the Plan Administrator’s automated telephone system; or

•	Complete and sign the tear-off portion of your statement and mail the instructions to the Plan Administrator.

The Plan Administrator will issue a certificate in the exact registered name shown on your Plan statement.  Certificates will be sent by first class mail, generally within a few days of receiving your request.   There is no charge to you for this service.

How do I transfer shares to another person?

You may transfer ownership of some or all of your Plan shares to another person, whether by gift, private sale, or otherwise.  In order to transfer some or all of your shares, you must properly complete a Transfer of Ownership Form, or an executed stock power, and return it to the Plan Administrator.  Transfers may be made in book-entry or certificated form.

Requests for transfer of book-entry shares held under the Plan are subject to the same requirements as the transfer of our common stock certificates, including the requirement of a medallion signature guarantee.  You may request a copy of the Transfer of Ownership Form by contacting the Plan Administrator at 1-800-697-8924 or by downloading the forms from the Plan Administrator’s website at www.computershare.com.

How do I sell shares held in my account?

You can sell some or all of the shares held in your Plan account by contacting the Plan Administrator.  You have two choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price.  Market order sales are only available at www.computershare.com through Investor Centre or by calling the Plan Administrator directly at 1-800-697-8924.  Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time).  Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open.  The price shall be the market price of the sale obtained by the Plan Administrator's broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•
Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request.  Batch orders are submitted on each market day, assuming there are sale requests to be processed.  Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists.  Batch order sales are available at www.computershare.com through Investor Centre or by calling the Plan Administrator directly at 1-800-697-8924.  All sales requests with an anticipated market value of $25,000 or more are expected to be submitted in writing.  All sales requests received in writing will be submitted as batch order sales.  The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request.  To maximize cost savings for batch order sales requests, the Plan Administrator may combine each selling Plan participant's shares with those of other selling Plan participants.  In every case of a batch order sale, the price to each selling Plan, participant shall be the weighted average sale price obtained by the Plan Administrator's broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold.  Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.  In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common shares may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market.  Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded.  If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through a broker.

How do I close my account?

If you are a registered holder, you may terminate Plan participation by directing the Plan Administrator to sell all of the shares in your account.  You may submit a signed written instruction to the Plan Administrator, complete the tear-off form from your account statement, or you may utilize the Plan Administrator’s website.  Follow the sales procedure outlined under "How do I sell shares held in my account?"above, making certain to elect the sale of all Plan shares.

Alternatively, you may elect to receive a certificate for the full shares held in your Plan account and to sell any fractional share remaining.  In such case, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share.  That cash payment will be based upon the current market price of the common stock, less any service fee, any applicable brokerage commission and any other costs of sale.

You must specifically inform the Plan Administrator that you wish to terminate participation in the Plan (which option is listed separately on the tear-off form attached to Plan statements).  If you fail to do so, future dividends on non-Plan shares will continue to be reinvested in accordance with your pre-termination instructions, until you direct the Plan Administrator otherwise.

If you are a beneficial owner, you must contact your bank, broker or nominee to close your account.

Additional Information Regarding the Plan

We reserve the right to curtail or suspend transaction processing until the completion of any stock dividends, stock splits or other corporate actions.   Any stock dividends, distributions or stock split shares distributed on stock held by the Plan Administrator for the participant in the Plan will be credited directly into the participant’s account.

Plan participants may vote all shares (full and fractional) held in their Plan account.

Neither Banner nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account, sell stock held in the Plan, or invest optional cash payments or dividends or (ii) with respect to the prices at which stock is purchased or sold for the participant’s account and the time such purchases or sales are made.

If, at any time, the total number of shares in the participant’s account is less than one share, any remaining fraction may be sold and the account closed.  See "What are the fees associated with participation?" above for applicable fees associated with the sale of shares.

We reserve the right to modify the terms of the Plan, including applicable fees, or to terminate the Plan at any time.  In addition, we reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation.  The Plan is generally not for use by institutional investors or financial intermediaries.  The Plan shall be governed by and construed in accordance with the laws of the State of Washington.  Participation in the Plan, via any of the means outlined herein, shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and shall be governed by the terms and conditions of the Plan.

Neither Banner nor the Plan Administrator will provide any advice, make any recommendations, or offer any opinion with respect to whether or not you should purchase or sell shares or otherwise participate under the Plan.  You must make independent investment decisions based on your own judgment and research.  The shares held in Plan accounts are not subject to protection under the Securities Investor Protection Act of 1970.

Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan.  This limitation includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock through the Plan only if the purchases are made directly from us.  We have no current specific plan for the use of any such proceeds other than for general business purposes. The purpose for offering our shares through the Plan is to provide a benefit to our shareholders while potentially increasing the capitalization of Banner Corporation.  We will not receive any proceeds from shares purchased by the Plan Administrator in open market or negotiated purchases.  We do not know the number of shares that participants will purchase under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain federal income tax considerations of participation in the Plan.  This summary is for general information only and does not constitute tax advice.  The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions, all as of the date of this prospectus.  Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law.  Any change could apply retroactively to transactions preceding the date of the change.

This discussion assumes that you hold our common stock as a capital asset (i.e., property generally held for investment).  This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor who is subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States.

The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.  In the case of a foreign shareholder whose distributions are subject to U.S. income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and only the balance will be reinvested.

If you wish to participate in the Plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the Plan, and of potential changes in applicable tax laws.

Tax Consequences of Dividend Reinvestment

In the case of shares of common stock purchased by the Plan Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends.  This amount includes the discount, if any, on reinvestment provided for by the Plan.  The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq Global Select Market for the investment date.

In the case of shares (including any fractional shares) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.  You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions.  Under current law, which is scheduled to sunset at the end of 2010, dividend income will be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied.  Dividends received after 2010 will be taxable to you at ordinary income rates.  Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero.  To the extent that excess distributions exceed the tax basis in your shares, and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above.  Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.  Consequently, shares of our common stock purchased at different times will have different holding periods.

You will not realize any income when you receive certificates for whole shares credited to your account under the Plan, either upon withdrawal of those shares from your Plan account or upon termination of the Plan.  You will, however, realize gain or loss upon the sale or exchange of shares held in the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your Plan account.  You therefore will recognize capital gain or loss equal to any difference between the amount of cash you receive for the shares or fractional share and your tax basis therein.  Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded one year at the time of disposition.

Tax Consequences of Optional Cash Payments

Participants who choose to purchase additional shares by electing to make optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant.  The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq Global Select Market for the investment date.  Any such distributions will be subject to tax in accordance with the rules described above under "Tax Consequences of Dividend Reinvestment."  The tax treatment of participants who purchase shares by electing to make optional cash payments or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the IRS has indicated in certain private letter rulings that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan.  Private letter rulings are not binding on the IRS and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed.  Nevertheless such rulings often reflect the then-current thinking of the IRS.  Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment.  Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

Tax Consequences of Dispositions

You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account.  Assuming that shares have been held as capital assets, such gain or loss will be capital in nature.  The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof.  Net capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Under certain circumstances described below, we, or the Plan Administrator may be required to deduct backup withholding on distributions paid to a shareholder, regardless of whether those distributions are reinvested.  Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan Administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan.  Therefore, only this reduced amount will be reinvested in Plan shares.  Withheld amounts will generally constitute a tax payment credited on such participant’s federal income tax return.

The Plan Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf.  Such information will also be furnished to the IRS to the extent required by law.

PLAN OF DISTRIBUTION

Subject to the discussion below, we may, at our sole discretion, distribute newly issued shares of our common stock sold under the Plan.  Alternatively, we may purchase shares on the open market to be distributed pursuant to the Plan.  You will be responsible for certain fees, commissions and expenses in connection with such transactions.  The following is a summary of fees for which you will be responsible:

Dividend Reinvestment	None

Optional Cash Payments	$5.00 fee for investments made via check or Internet payment (no fee per transaction for investments made via recurring automatic investments )

Sale/Termination	$15 per transaction (Batch order) $25 per transaction (Market order)

Safekeeping	None

Purchase Commissions	$0.12 per share on purchases (including reinvestment purchases) for shares purchased on the open market, in addition to the applicable fees above

Sale Commissions	$0.12 per share sold

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.  We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan.  Those transactions may cause fluctuations in the trading volume of our common stock.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus supplement, the accompanying prospectus and any incorporated document.  Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus supplement or in an incorporated document modifies or supersedes such earlier statement.

These documents are available without charge to you on the Internet at http://www.bannerbank.com or if you call or write to: Investor Relations, Banner Corporation, P.O. Box 907, Walla Walla, Washington 99362, telephone: (800) 272-9933.  The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus.  These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus).  You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed with the SEC on August 8, 2008; and

•	our Current Reports on Form 8-K filed with the SEC on January 23, 2008, May 1, 2008, and May 6, 2008.

These documents contain important information about us and our financial condition.  Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, www.bannerbank.com.  Information contained in or linked to our website is not a part of this prospectus.  You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Banner Corporation
Attention: Albert H. Marshall
10 S. First Avenue
Walla Walla, Washington 99362
(509) 526-8894

DESCRIPTION OF SECURITIES

Immediately after the closing of this offering, our authorized capital stock will consist of 25,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share.  As of June 30, 2008, there were outstanding 16,305,282 shares of common stock, held of record by approximately 1,370 shareholders.  There were also outstanding options to purchase 629,379 shares of common stock. There were no shares of preferred stock or options to purchase preferred stock outstanding.

The description of our common stock set forth below supersedes and replaces, in its entirety, the information appearing in the Form 8-A that we filed with the SEC on August 8, 1995 and any amendment or report filed with the SEC for purposes of updating such description.  The description of some of the terms of our common stock, articles of incorporation and bylaws and Washington law is not complete and is subject to, and qualified in its entirety by reference to our articles of incorporation and bylaws or Washington law.  You should refer to the provisions of our articles of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock.  Our articles of incorporation and bylaws have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and may be obtained by following the directions under the heading “Where You Can Find More Information.”

Common Stock

Except as described below under “Anti-takeover Effects – Restrictions on Voting Rights,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, distributions or provisions for distributions in settlement of the liquidation account established in connection with the conversion of Banner Bank from the mutual to the stock form of ownership, and the satisfaction of any liquidation preferences granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The Board of Directors is authorized, subject to any limitations imposed by law, without shareholder approval, from time to time to issue up to a total of 500,000 shares of preferred stock, par value $0.01 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the Board of Directors may determine.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.  We have no present plans to issue any preferred stock.

Anti-takeover Effects

The provisions of our Articles of Incorporation, our Bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized Shares.  Our Articles of Incorporation authorize the issuance of 25,000,000 shares of common stock and 500,000 shares of preferred stock.  These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options.  However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights.  Our Articles of Incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of our equity security.  Specifically, our Articles of Incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of our equity security without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of our outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person shall be entitled to cast only one-hundredth of one vote per share.  Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of our “Continuing Directors” and for our employee benefit plans.  Under our Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the Articles of Incorporation provide that a majority of our Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions.  These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

Board of Directors.  Our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors, together with the provisions in our Articles of Incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Our Articles of Incorporation provides that the size of the Board shall be not less than five or more than 25 as set in accordance with the Bylaws.  In accordance with the Bylaws, the number of directors is currently set at 15.  The Articles of Incorporation provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.  The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of incumbent members of the Board.  The Articles of Incorporation further provide that a director may be removed from the Board of Directors prior to the expiration of his term only for cause and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon.  In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders' choice.

Cumulative Voting, Special Meetings and Action by Written Consent.  Our Articles of Incorporation do not provide for cumulative voting for any purpose.  Moreover, the Articles of Incorporation provide that special meetings of shareholders may be called only by our Board of Directors or a committee of the Board.  In addition, our Bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders.  The Articles of Incorporation require the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner Corporation’s Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person.  The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than tax-qualified benefit plans of Banner Corporation) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner Corporation or an affiliate of such person or entity.  This provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include:  (i) any merger or consolidation of Banner Corporation with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Banner Corporation to a Related Person; (iii) any merger or consolidation of a Related Person with or into Banner Corporation or a subsidiary of Banner Corporation; (iv) any sale, lease, exchange, transfer, or other disposition of certain assets of a Related Person to Banner Corporation or a subsidiary of Banner Corporation; (v) the issuance of any securities of Banner Corporation or a subsidiary of Banner Corporation to a Related Person; (vi) the acquisition by Banner Corporation or a subsidiary of Banner Corporation of any securities of a Related Person; (vii) any reclassification of common stock of Banner Corporation or any recapitalization involving the common stock of Banner Corporation; or (viii) any agreement or other arrangement providing for any of the foregoing.

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an "Acquiring Person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person.  The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain "fair price" criteria or shareholder approval requirements are met.  Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

Amendment of Articles of Incorporation and Bylaws.  Amendments to our Articles of Incorporation must be approved by our Board of Directors by a majority vote of the Board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, calling special meetings, director and officer indemnification by us and amendment of our Bylaws and Articles of Incorporation.  Our Bylaws may be amended by a majority vote of our Board of Directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

Shareholder Nominations and Proposals.  Our Articles of Incorporation generally require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give not less than 30 nor more than 60 days' advance notice to the Secretary of Banner Corporation.  The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter.  Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our Articles of Incorporation and Bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

EXPERTS

The consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, the Company’s internal controls over financial reporting as of December 31, 2007, have been incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, in reliance on the reports of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the Registration Statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$ 1,212
Legal fees and expenses*	$ 25,000
Accounting fees and expenses*	$ 5,000
Printing and other miscellaneous fees and expenses*	$ 6,000
Total	$ 37,212

*Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

Banner is organized under the Washington Business Corporation Act (the "WBCA") which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

The WBCA also permits a Washington corporation to purchase and maintain on behalf of such person insurance against liabilities incurred in such capacities. Banner has obtained a policy of directors' and officers' liability insurance.

The WBCA further permits Washington corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Banner's Articles of Incorporation and Bylaws

Banner's articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to excepted under Washington law described above.

Banner's articles of incorporation generally require Banner to indemnify directors, officers, employees and agents to the fullest extent legally possible under the WBCA. In addition, the articles of incorporation require Banner to similarly indemnify any such person who is or was serving at the request of Banner as a director, officer, partner, trustee, employee or agent of another entity. Banner's articles of incorporation further provide for the advancement of expenses under certain circumstances.

Item 16. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP

23.3	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
________________
(1)	Incorporated by reference to Exhibit B to the Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998.
(2)	Incorporated by reference to Exhibit 3.2 filed with the Current Report on Form 8-K dated December 18, 2007.

Item 17. Undertakings

(a)           The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walla Walla, State of Washington, on the 26th day of August, 2008.

BANNER CORPORATION

By:	/s/D. Michael Jones
D. Michael Jones President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints D. Michael Jones and Lloyd W. Baker, and each and either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ D. Michael Jones
D. Michael Jones	President & Chief Executive Officer (Principal Executive Officer)	August 26, 2008

/s/ Lloyd W. Baker
Lloyd W. Baker	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 26, 2008

/s/ Robert D. Adams
Robert D. Adams	Director	August 26, 2008

/s/ Gordon E. Budke
Gordon E. Budke	Director	August 26, 2008

/s/ David B. Casper
David B. Casper	Director	August 26, 2008

/s/ Edward L. Epstein
Edward L. Epstein	Director	August 26, 2008

/s/ Jesse G. Foster
Jesse G. Foster	Director	August 26, 2008

/s/ David A. Klaue
David A. Klaue	Director	August 26, 2008

/s/ Constance H. Kravas
Constance H. Kravas	Director	August 26, 2008

/s/ Robert J. Lane
Robert J. Lane	Director	August 26, 2008

/s/ John R. Layman
John R. Layman	Director	August 26, 2008

/s/ Dean W. Mitchell
Dean W. Mitchell	Director	August 26, 2008

/s/ Brent A. Orrico
Brent A. Orrico	Director	August 26, 2008

/s/ Wilber Pribilsky
Wilber Pribilsky	Director	August 26, 2008

/s/ Gary Sirmon
Gary Sirmon	Director	August 26, 2008

/s/ Michael M. Smith
Michael M. Smith	Director	August 26, 2008

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP

23.3	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
_________________
(1)	Incorporated by reference to Exhibit B to the Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998.
(2)     Incorporated by reference to Exhibit 3.2 filed with the Current Report on Form 8-K dated December 18, 2007.

Exhibit 5

Opinion of Breyer & Associates PC

[Letterhead of Breyer & Associates PC]

August 26, 2008

Board of Directors
Banner Corporation
10 S. First Avenue
Walla Walla, Washington 99362

Ladies and Gentlemen:

We have acted as special counsel to Banner Corporation, a Washington corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“Registration Statement”) under the Securities Act of 1933, as amended, relating to 3,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of the Company, to be offered upon the terms and subject to the conditions set forth in the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the “Plan”) included in the Registration Statement.  The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed applicable or relevant as a basis for the opinions set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Common Stock will be when issued, properly signed by authorized officers of the Company or their agents.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

We are admitted to practice law in the District of Columbia, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Washington.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock under the Plan, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Common Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Common Stock.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock that may be issued pursuant to the Plan, upon receipt by the Company of any consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.

Board of Directors
Banner Corporation
August 26, 2008

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3.

Sincerely,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC

Exhibit 23.1

Consent of Moss Adams LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Banner Corporation
Walla Walla, Washington

We consent to incorporation by reference in the Registration Statement on Form S-3 of Banner Corporation, relating to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan, of our report dated March 14, 2008, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, the Company’s internal controls over financial reporting as of December 31, 2007, which appears in the December 31, 2007, annual report on Form 10-K of Banner Corporation.

/s/Moss Adams LLP

Spokane, Washington
August 25, 2008